CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #615/617 to the Registration Statement on Form N-1A of Advisors Series Trust with respect to the filing of the Prospectus and Statement of Additional Information for the Scharf Global Opportunity Fund, a series of Advisors Series Trust.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
October 8, 2014